                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                  FLEETWOOD ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

    The Annual Meeting of Shareholders of Fleetwood Enterprises, Inc. ("Fleetwood") will be held in the Conference Center at Fleetwood's corporate offices, 3050 Myers Street, Riverside, California, on September 15, 1998 at 10:00 a.m., Pacific Daylight Time, for the following purposes:

    1. To elect two directors to serve three-year terms ending in the year 2001, and until their successors are elected and qualified. Management has nominated for director the two persons specified in the accompanying Proxy Statement.

    2. To consider and act upon a proposal to approve amendments to Fleetwood's 1992 Non-Employee Director Stock Option Plan.

    3.  To transact such other business as may properly come before the meeting.

    The close of business on July 17, 1998 has been fixed as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.

    Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of common stock be present in person or be represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                                    [LOGO]

                                          William H. Lear
                                          Secretary

Riverside, California
Dated: July 21, 1998

                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503
                                PROXY STATEMENT

    Your proxy is solicited by the Board of Directors of Fleetwood Enterprises, Inc. ("Fleetwood") for use at the Annual Meeting of Shareholders on Tuesday, September 15, 1998, or at any adjournment thereof, for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A shareholder giving a proxy may revoke it at any time before the proxy is exercised by giving written notice of revocation to Fleetwood's Secretary. Only shareholders of record at the close of business on July 17, 1998 are entitled to notice of, and to vote at, the meeting. Fleetwood has arranged to deliver these proxy materials to such shareholders of record on approximately July 21, 1998.

    Fleetwood will bear the cost of solicitation of proxies. In addition, Fleetwood will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for expenses incurred in so doing.

    As of the record date, 32,034,409 shares of Fleetwood's common stock, its only outstanding securities, were issued and outstanding. Each shareholder has one vote per share on all business presented at the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             ELECTION OF DIRECTORS
                               (PROXY ITEM NO. 1)

    Under Fleetwood's Bylaws, which provide for a "classified Board", two directors (out of a total of eight) are to be elected at the Annual Meeting to serve three-year terms expiring at the Annual Meeting in the year 2001 and until their successors have been elected and qualified. Proxies will be voted for the election of Nelson W. Potter and of Thomas B. Pitcher as Fleetwood directors, unless the shareholder directs otherwise or withholds the vote. If either of the nominees should become unavailable to serve, the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. It is not expected, however, that either of the nominees will be unavailable.

    Each shareholder is entitled to one vote for each share of common stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired. The two candidates receiving the highest number of votes will be elected. In order for one or all shareholders to be entitled to cumulate votes, one shareholder must give notice prior to the voting that cumulation of votes is intended. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their best judgment, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

    The following information is furnished as of July 17, 1998 with respect to the two nominees, both of whom are currently Fleetwood directors, as well as for the other six Fleetwood directors whose terms of office will continue after the 1998 Annual Meeting.

                                           PRINCIPAL OCCUPATION                           DIRECTOR       TERM
             NAME                              OR EMPLOYMENT                    AGE         SINCE       EXPIRES
-------------------------------  -----------------------------------------      ---      -----------  -----------
Glenn F. Kummer                  Chairman of the Board and Chief                64          1983            2000
                                   Executive Officer of the Company

Nelson W. Potter                 President of the Company                       55          1998            1998

Walter F. Beran(1)               Chairman of Financial Services Firm            72          1993            1999

Andrew Crean(2)                  Private Investor; Restaurateur                 47          1981            1999

Dr. James L. Doti(3)             University President                           51          1995            2000

Thomas A. Fuentes(4)             Engineering Firm Executive                     49          1993            2000

Dr. Douglas M. Lawson(5)         Fund-Raising Consultant                        62          1981            1999

Thomas B. Pitcher(6)             Advisory Counsel                               59          1998            1998

---------

(1) Since 1986, Mr. Beran has served as Chairman of Pacific Alliance Group, a financial services firm. Previously, he served as Vice Chairman of the accounting firm of Ernst & Whinney (now Ernst & Young) from 1971 until 1986. Mr. Beran also serves as a director of ARCO Chemical Company, Ventas, Inc. and Eureka Funds.

(2) Mr. Crean is the proprietor of the Villa Nova Restaurant, located in Newport Beach, California, which he acquired in 1993.

(3) Since 1991, Dr. Doti has served as President of Chapman University, located in Orange, California, where he also founded the University's Center for Economic Research. Dr. Doti is a director of First American Financial Corporation, Remedy Temp, Inc. and Standard Pacific Corp.

(4) Mr. Fuentes has been Senior Vice President of Tait & Associates, Inc., an engineering firm located in Orange, California, since 1995. He served as Senior Vice President of Robert Bein, William Frost & Associates, another engineering firm, from 1975 until 1995.

(5) Dr. Lawson is President of Douglas M. Lawson Associates, a New York-based firm he founded in 1969 that specializes in management and consulting activities with respect to charitable fund raising.

(6) Mr. Pitcher is Advisory Counsel to the law firm of Gibson, Dunn & Crutcher LLP, from which he retired at the end of 1993. At the time of his retirement, Mr. Pitcher was a member of the firm's Executive Committee and the managing partner of its Orange County office. Gibson, Dunn & Crutcher has performed legal services for Fleetwood in the past and it is anticipated that the services of such firm will continue to be requested in the future.

BOARD COMMITTEES

    Fleetwood's Board of Directors has standing Compensation and Audit Committees. None of the Directors who serve on these committees are executive officers of Fleetwood. The Board of Directors has no standing nominating committee.

    The Board of Directors met six times during the fiscal year ended on April 26, 1998 and the aggregate of Board and Committee meetings totaled sixteen during such period. All of Fleetwood's directors attended at least 75% of the meetings of the Board of Directors and, if applicable, the Committee(s) on which they served during such fiscal year.

    The Compensation Committee met six times during the past fiscal year. The Committee is responsible for reviewing and overseeing the establishment and implementation of Fleetwood's basic and special management compensation policies. It is also responsible for interpreting and administering certain benefit plans and making awards under such plans. The Compensation Committee consists of Mr. Beran, Chairman, Mr. Fuentes and Dr. Lawson.

    The Audit Committee, consisting of Dr. Lawson, Chairman, Mr. Beran and Dr. Doti, met four times during the past fiscal year. The Audit Committee reviews with management and Fleetwood's independent public accountants such matters as Fleetwood's internal accounting controls and procedures, the plan and results of the audit engagement and suggestions by the accountants for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent public accountants and reviews the respective fees related to the performance of such services. During each Committee meeting, members of the Committee and representatives of the accountants have an opportunity for discussions outside the presence of management.

OUTSIDE DIRECTORS' COMPENSATION

    All members of the Board of Directors who are not Fleetwood employees receive compensation on account of their service as Fleetwood directors in the amount of $20,000 per year, payable quarterly, plus a fee of $200 per Board or Committee meeting in lieu of reimbursed expenses. In addition, members of the Audit Committee and Compensation Committee each receive additional compensation in the amount of $4,000 per year per Committee, payable quarterly.

    Under Fleetwood's 1992 Non-Employee Director Stock Option Plan, non-employee directors of Fleetwood serving after each Annual Meeting of Shareholders automatically receive options to purchase 2,000 shares of Fleetwood common stock at exercise prices equal to the market value of the underlying shares of common stock on the date of grant; the options expire ten years after the date of grant or three years after service as a director is terminated, whichever occurs earlier, and become fully exercisable within one year after the date of grant. (See Proxy Item No. Two on page 12.) Mr. Crean, Dr. Lawson, Dr. Doti, Mr. Beran and Mr. Fuentes all received options under this Plan during fiscal 1998 and Mr. Pitcher received options when he was appointed to the Board of Directors.

DIRECTOR AND OFFICER STOCK OWNERSHIP

    The following table sets forth ownership of Fleetwood common stock as of July 17, 1998 by each Fleetwood Director, the Chief Executive Officer and the four other most highly compensated executive officers and all Directors and executive officers as a group. Such ownership includes shares held by certain family members, trusts and private foundations.

                         NAME                           TOTAL OWNERSHIP(1)
------------------------------------------------------  ------------------    PERCENT OF CLASS
                                                                            ---------------------
                                                                             (* = LESS THAN 1%)
Walter F. Beran.......................................         14,510                 *
Paul M. Bingham.......................................         45,000                 *
Andrew Crean..........................................        414,148                   1.2%
John C. Crean.........................................      1,255,800(2)                3.7%
Dr. James L. Doti.....................................          6,658                 *
Thomas A. Fuentes.....................................         10,256                 *
Glenn F. Kummer.......................................        516,000                   1.5%
Dr. Douglas M. Lawson.................................          9,000                 *
Thomas B. Pitcher.....................................          1,037                 *
Nelson W. Potter......................................         70,000                 *
Mallory S. Smith......................................         51,000                 *
William W. Weide......................................         29,000                 *
21 Directors and Executive Officers as a Group........      2,621,909                   7.7%

---------

(1) Includes shares of Fleetwood common stock which may be obtained if vested options issued under Fleetwood's 1982 Key Employee Stock Option Plan, 1992 Stock-Based Incentive Compensation Plan or 1992 Non-Employee Director Stock Option Plan are exercised. The persons who have such options and the number of shares which may be so obtained are as follows: Mr. Beran, 9,510, Mr. Bingham, 44,500, Mr. Andrew Crean, 11,000, Mr. John Crean, 851,800, Dr. Doti, 5,658, Mr. Fuentes, 10,256, Mr. Kummer, 499,000, Dr. Lawson, 7,000,
    Mr. Pitcher 537, Mr. Potter, 69,000, Mr. Smith, 46,000, Mr. Weide, 24,000,
    and 21 Directors and Executive Officers as a Group, 1,775,424.

(2) Includes 404,000 shares owned by a limited partnership, of which a corporation owned by Mr. Crean is the general partner, which limited partnership is a trust for the benefit of one of Mr. Crean's adult children.

DIRECTOR AND OFFICER SECURITIES REPORTS

    The Federal securities laws require Fleetwood's directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Fleetwood common stock. To the best of Fleetwood's knowledge, all persons subject to these reporting requirements with respect to Fleetwood common stock filed the required reports on a timely basis during the fiscal year ended on April 26, 1998.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of July 17, 1998, information concerning the only shareholders known to Fleetwood to have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5% of Fleetwood's outstanding common stock.

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL       PERCENT OF
                                                                OWNERSHIP           CLASS
                                                            ------------------  -------------
       1.  FMR Corp                                             2,927,374(1)            9.1%
             82 Devonshire Street
             Boston, MA 02109-3614

       2.  Primecap Management Company                          2,178,700(2)            6.8%
             225 S. Lake Avenue
             Pasadena, CA 91101

       3.  Barclay's Bank PLC                                   1,753,660(3)            5.5%
             388 Market Street
             San Francisco, CA 94111-5317

---------

(1) According to its May 1998 Schedule 13G Report, the shares reported on by FMR Corp at that time were beneficially owned by affiliates, which had sole investment authority with respect to all the shares and sole voting authority with respect to 32,137 of the shares.

(2) Primecap Management Company has informed the Company that it has sole investment and voting authority with respect to 950,200 of the shares and shared investment authority and no voting authority with respect to 1,225,000 of the shares.

(3) According to its December 1997 Year End Schedule 13G Report, the shares reported on by Barclays Bank PLC at that time were beneficially owned by affiliates, which had sole investment authority with respect to all of the shares and sole voting authority with respect to 1,724,369 of the shares.

TRANSACTION WITH AFFILIATES

    On July 31, 1997, the Compensation Committee of the Board of Directors authorized Fleetwood to enter into an agreement with the Trustee of a trust created by Glenn F. Kummer for the benefit of members of his family (the "Kummer Trust"), providing for the purchase by Fleetwood for the Kummer Trust of a split-dollar life insurance policy on the life of Mr. Kummer, payable to the Kummer Trust. Fleetwood intends to pay the premium on the policy for up to five
(5) years. The Trustee of the Kummer Trust will contribute a portion of each annual premium which will reduce Fleetwood's premium each year, and will assign certain rights under the policies, including the right to receive the cash surrender value thereof, to Fleetwood to secure repayment of all the premium payments made by Fleetwood. Fleetwood will recover all of its insurance premium payments from the death benefit under the policy or earlier from the Kummer Trust. Since the increases in the cash surrender value of the policy assigned to secure premium repayments are applied for accounting purposes to offset the premium expense incurred by Fleetwood, the cost of such payments will not have any material effect on Fleetwood's consolidated financial statements. In light of this increase in Mr. Kummer's benefits, his participation in future incentive compensation shall be adjusted accordingly.

                             EXECUTIVE COMPENSATION

    The following table sets forth, for the fiscal years ended April 26, 1998, April 27, 1997 and April 28, 1996, the cash compensation paid by Fleetwood, as well as certain other compensation awarded or accrued for those years, to each of the five highest paid Fleetwood executive officers, including the Chief Executive Officer.

                                                                              LONG-TERM COMPENSATION
                                                                              ----------------------
                                                                               AWARDS      PAYOUTS
                                                     ANNUAL COMPENSATION      ---------  -----------
                                                 ---------------------------  OPTIONS/    LONG-TERM      ALL OTHER
       NAME AND POSITION(1)         FISCAL YEAR    SALARY         BONUS        SHARES    INCENTIVE(3) COMPENSATION(4)
----------------------------------  -----------  ----------  ---------------  ---------  -----------  ----------------
John C. Crean                             1998   $  108,000  $    923,070        82,000   $ 614,277     $    973,991
  Former Chairman of the                  1997   $  111,000  $  1,241,188        95,000   $ 624,199     $    860,418
  Board of Directors                      1996   $  111,000  $  1,251,148        77,000   $ 514,254     $    756,954
  and Chief Executive Officer

Glenn F. Kummer
  Chairman of the Board of                1998   $   99,000  $    810,663(2)     71,000   $ 631,828     $    666,561
  Directors and Chief                     1997   $  111,000  $  1,086,040        84,000   $ 561,779     $    620,421
  Executive Officer                       1996   $  111,000  $  1,251,148        61,000   $ 462,828     $    516,083

Nelson W. Potter                          1998   $   88,500  $    704,717        32,000   $ 280,812     $    155,705
  President and Chief                     1997   $   64,500  $    288,839         8,000   $ 124,840     $     83,674
  Operating Officer                       1996   $   60,000  $    194,046         6,000   $ 104,862     $     65,454

Mallory S. Smith                          1998   $   84,750  $    571,019        25,000   $ 263,262     $    168,535
  Senior Vice President                   1997   $   60,000  $    295,334         9,000   $ 249,680     $     91,556
  Housing Group                           1996   $   60,000  $    360,519        12,000   $ 209,725     $    138,973

Paul M. Bingham                           1998   $   87,000  $    433,690        25,000   $ 280,812     $    146,756
  Senior Vice President--                 1997   $   87,000  $    348,296        20,000   $ 249,680     $    145,116
  Finance                                 1996   $   87,000  $    299,890        15,000   $ 209,725     $    148,063

---------

(1) On January 12, 1998, Mr. Crean retired from his positions as Chairman of Fleetwood's Board of Directors, Chief Executive Officer and Director. At that time, Mr. Kummer, who previously served as Fleetwood's President and Chief Operating Officer, was appointed to replace Mr. Crean as Chairman and Chief Executive Officer and Mr. Potter, who was the Company's Executive Vice President - Operations, became President and Chief Operating Officer and replaced Mr. Crean on the Board of Directors. Mr. Smith was named Senior Vice President -Housing Group on July 28, 1997. Previously, he was the Vice President of the Eastern region of the Company's Housing Group.

(2) Excludes $416,667 of earned incentive compensation which was paid to Mr. Kummer's irrevocable trust for the benefit of members of his family in connection with a split-dollar life insurance program. See TRANSACTION WITH AFFILIATES on page 5 of this Proxy Statement.

(3) Payments made after fiscal year-end, but accrued for the two-year award period ended April 26, 1998 under Fleetwood's Long-Term Incentive Plan.

(4) Includes payments made or accrued under Fleetwood's retirement plans, payments of dividend equivalents on outstanding stock options granted under the Company's stock-based incentive plans, and in the cases of Mr. Crean and Mr. Kummer, the estimated value of the premiums paid by Fleetwood on split-dollar insurance on the lives of Mr. Crean and his wife and Mr. Kummer, owned by irrevocable trusts for the benefit of the respective families of Mr. Crean and Mr. Kummer. (Fleetwood will receive the premiums it has paid, plus interest, from the proceeds of such insurance.) The following table shows the respective amounts of each of the above items for the past three fiscal years.

                                             NON-FUNDED RETIREMENT    DIVIDEND    SPLIT-DOLLAR
                                               PLAN CONTRIBUTION     EQUIVALENTS   INSURANCE
                                             ----------------------  -----------  ------------
Mr. Crean
  1998.....................................       $    376,666        $ 557,586   $  39,739
  1997.....................................       $    365,228        $ 455,524   $  39,666
  1996.....................................       $    326,368        $ 364,252   $  58,334

Mr. Kummer
  1998.....................................       $    259,450        $ 376,970   $  30,141(1)
  1997.....................................       $    308,781        $ 311,640        --
  1996.....................................       $    276,243        $ 239,840        --

Mr. Potter
  1998.....................................       $    113,925        $  41,780        --
  1997.....................................       $     62,214        $  21,460        --
  1996.....................................       $     50,394        $  15,060        --

Mr. Smith
  1998.....................................       $    117,495        $  51,040        --
  1997.....................................       $     44,626        $  46,930
  1996.....................................       $    100,003        $  38,970

Mr. Bingham
  1998.....................................       $    113,106        $  33,650        --
  1997.....................................       $    103,226        $  41,890
  1996.....................................       $     96,253        $  51,810

---------

(1) See TRANSACTION WITH AFFILIATES on p. 5 of the Proxy Statement.

OPTION GRANTS

    The following table lists certain information concerning stock options granted to Fleetwood's five highest paid executive officers during the fiscal year ended on April 26, 1998 under Fleetwood's 1992 Stock-Based Incentive Compensation Plan.

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                           INDIVIDUAL GRANTS(1)(2)                         ANNUAL RATES OF
                                      -----------------------------------------------------------------         STOCK
                                                    % OF TOTAL                                            PRICE APPRECIATION
                                                      OPTIONS                                                    FOR
                                                      GRANTED                   EXERCISE                 10-YEAR OPTION TERM
                                        OPTIONS      IN FISCAL      DATE OF      OR BASE    EXPIRATION   --------------------
                                        GRANTED        YEAR          GRANT        PRICE        DATE         5%         10%
                                      -----------  -------------  -----------  -----------  -----------  ---------  ---------
John C. Crean.......................      82,000          16.9%      6/10/97    $   28.00      6/10/07   $1,446,480 $3,673,600
Glenn F. Kummer.....................      71,000          14.7%      6/10/97    $   28.00      6/10/07   $1,252,440 $3,180,800
Nelson W. Potter....................      32,000           6.6%      6/10/97    $   28.00      6/10/07   $ 564,480  $1,433,600
Mallory S. Smith....................      25,000           5.2%      6/10/97    $   28.00      6/10/07   $ 441,000  $1,120,000
Paul M. Bingham.....................      25,000           5.2%      6/10/97    $   28.00      6/10/07   $ 441,000  $1,120,000

------------

(1) All awards were made pursuant to Fleetwood's 1992 Stock-Based Incentive Compensation Plan at not less than 100% of the fair market value of the Company's common stock on the date the options were granted. Stock options may not be exercised during the first six months after the date the options were granted. Stock options may not be exercised during the first six months after the date of grant.

OPTION EXERCISES, OPTIONS HELD AND YEAR-END VALUES

    The following table contains information on stock options exercised by the five executive officers named in the Summary Compensation Table during the fiscal year ended on April 26, 1998 and stock options held by such executive officers as of such date.

                                                                                                     VALUE OF
                                                                                                  UNEXERCISED IN-
                                                     SHARES                      UNEXERCISED         THE-MONEY
                                                   ACQUIRED ON     VALUE       OPTIONS HELD AT      OPTIONS AT
                      NAME                          EXERCISE      REALIZED    APRIL 26, 1998(1)   APRIL 26, 1998
-------------------------------------------------  -----------  ------------  ------------------  ---------------
John C. Crean....................................      --            --              851,800       $  23,052,075
Glenn F. Kummer..................................     108,000   $  2,637,181         499,000       $  11,851,000
Nelson W. Potter.................................      --            --               70,000       $   1,500,375
Mallory S. Smith.................................      43,000   $    987,075          46,000       $     857,000
Paul M. Bingham..................................      15,000   $    195,000          45,000       $     810,625

---------

(1) All options were exercisable on April 26, 1998.

LONG-TERM INCENTIVE PLAN AWARDS

    The following table sets forth information concerning awards made to Fleetwood's five highest-paid executive officers during the fiscal year ended on April 26, 1998 under Fleetwood's Long-Term Incentive Plan. (1)

                                                                                   ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                          PERFORMANCE OR OTHER               PRICE BASED PLANS(2)
                                                              PERIOD UNTIL       --------------------------------------------
                   NAME AND POSITION                      MATURATION OR PAYOUT     THRESHOLD       TARGET         MAXIMUM
-------------------------------------------------------  ----------------------  --------------  -----------  ---------------
Glenn F. Kummer........................................     4/27/98 to 4/30/00           20%            35%            50%
Nelson W. Potter.......................................     4/27/98 to 4/30/00           18%         31.50%            40%
Mallory S. Smith.......................................     4/27/98 to 4/30/00           10%         17.50%            25%
Paul M. Bingham........................................     4/27/98 to 4/30/00           10%         17.50%            25%

---------

(1) As a result of his retirement, John C. Crean did not receive an award.

(2) Represents the percentage of the average annual compensation of the named individuals for the award period payable at the three performance levels. Award payouts are tied to the achievement of targets with respect to cash flow returns on Fleetwood's gross cash investment for the award period. For the two-year period ending in April, 2000, the minimum performance level ("Threshold") is 12.33%, the performance objective ("Target") is 14.33% and the maximum performance objective ("Maximum") is 16.33%. No incentive is paid unless the Threshold rate of return is achieved. The aggregate of long-term incentive compensation payments, excluding payments to deceased, disabled or retired participants, may not exceed three percent of Fleetwood's aggregate cash flow return for the award period.

PERFORMANCE GRAPH

    The performance graph set forth below compares the cumulative total stockholder return on Fleetwood's common stock against the cumulative total return of the Standard & Poor's Corporation S & P 500 Composite Stock Price Index (S&P 500) for the most recently ended calendar year and two "peer groups" of companies selected by Fleetwood whose primary business is either manufactured housing or recreational vehicles for the five-year period ended on April 26, 1998. Dividend reinvestment has been assumed and, with respect to all companies in both peer groups, the returns of each such company have been weighted to reflect relative stock market capitalization at the beginning of the period. There is no currently available published index of companies involved in the same businesses as Fleetwood. The "new" peer group, which will be utilized in the future, consists of the following companies: Champion Enterprises, Inc., Clayton Homes, Inc., Coachmen Industries, Inc., Monaco Coach Corp., National R.V. Inc., Oakwood Homes Corporation, Palm Harbor Homes, Inc., Skyline Corp., Thor Industries, Inc. and Winnebago Industries, Inc. The "old" peer group, which has been utilized in past proxy statements, also included Schult Homes Corp. and Kit Manufacturing Co., but excluded Monaco Coach Corp., National RV Inc. and Palm Harbor Homes, Inc. The new peer group contains the largest companies in Fleetwood's industries, the performance of which is generally compared to Fleetwood's performance by investment analysts. None of these companies are truly comparable to Fleetwood. All are smaller; some are involved only in manufactured housing and others only in recreational vehicles; some are vertically integrated to a greater extent than Fleetwood is at this time.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
                    VALUE OF $100 INVESTED ON APRIL 26, 1993

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              FLEETWOOD       NEW PEER   OLD PEER    S & P 500

               Enterprises,
                       Inc.       Group      Group
4/25/93             $100.00     $100.00    $100.00      $100.00
4/24/94             $110.88     $121.91    $121.58      $105.32
4/30/95             $134.25     $124.29    $123.44      $123.72
4/28/96             $158.15     $184.51    $183.89      $161.10
4/27/97             $154.09     $170.64    $167.14      $201.59
4/26/98             $288.15     $289.03    $268.17      $284.37

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Fleetwood's Compensation Committee reviews the administration of Fleetwood's management compensation programs as they affect the compensation of the Company's senior managers. In addition, the Committee is responsible for administering several Fleetwood benefit plans--the Long-Term Incentive Plan, the 1982 Key Employee Stock Option Plan, the 1992 Stock-Based Incentive Compensation Plan and the Senior Executive Incentive Compensation Plan.

    FLEETWOOD'S CORPORATE COMPENSATION PHILOSOPHY. Since Fleetwood's founding, it has consistently followed a management compensation philosophy which encourages growth and profitability. The system provides for moderate base salaries at virtually all levels, but offers opportunities for each manager to earn incentive compensation based on results. This performance-based approach carefully follows the philosophy of Fleetwood's founder, John C. Crean--that managers should have an opportunity to earn more than individuals performing similar functions at other companies, but their compensation should grow only if Fleetwood's profitability grows as well. This philosophy has always aligned Fleetwood managers with the interests of its shareholders. In addition, it has permitted Fleetwood to have lower fixed costs when negative economic conditions have a marked impact on results.

    Fleetwood has always avoided many of the perquisites typically provided to corporate managers, especially members of top management. Fleetwood's senior managers have no expense accounts, company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions, paid financial counseling or the like. Instead, it has always been Fleetwood's philosophy that its managers should be given the opportunity to earn good cash rewards for their efforts and they can each decide on their own whether particular expenditures are necessary or desirable.

    MAJOR MANAGEMENT CHANGES. 1998 was a watershed year in Fleetwood's history. After 48 years as the Company's Chief Executive Officer, Mr. Crean decided to retire from that position and from the Board. Fortunately, the Company's substantial management depth allowed it to deal with this significant change, as Glenn F. Kummer, Fleetwood's long-time President and Chief Operating Officer was elevated to be Mr. Crean's replacement. At the same time, Nelson W. Potter, a veteran Fleetwood senior manager who had served as the Company's Executive Vice President--Operations, was promoted to be Mr. Kummer's replacement. Earlier in the fiscal year, replacements were installed for the heads of both of Fleetwood's principal operating groups. The Committee believes that all of these senior managers of the Company are committed to the Company's basic philosophy and that the continuity of Fleetwood's traditional management approach is assured.

    SALARIES AND INCENTIVE COMPENSATION. Aside from routine adjustments and changes resulting from promotions such as those discussed above, no changes were made during the past fiscal year with respect to corporate base salaries or Fleetwood's basic incentive compensation system. Periodic compensation reviews have indicated that Fleetwood's salary and incentive compensation programs are competitive and appropriate for Fleetwood.

    LONG-TERM INCENTIVE COMPENSATION. The basis for earning long-term incentive compensation awards was changed several years ago. The Long-Term Incentive Plan requires returns in excess of Fleetwood's cost of capital in order for any long-term incentive compensation to be payable. It utilizes cash flow returns on the Company's gross cash investment as the measurement device for determining whether or not compensation has been earned, and how much. The Committee believes that this approach focuses Fleetwood's senior management on the importance of proper utilization of corporate capital, which assists in enhancing shareholder value for Fleetwood's investors.

    Some changes were required in administering the Plan this year. In the first place, Mr. Kummer was designated by the Committee as the Plan's new Benchmark Participant to replace Mr. Crean. Second, reflecting the reduction in Fleetwood's cost of capital resulting primarily from the repurchase of stock from Mr. Crean and the related convertible trust preferred financing, the performance levels for the award period which began in April, 1998 are lower than those of the previous year. As compared to the previous award period, the threshold return was reduced from 13.54% to 12.33% for the new award period, the target performance level from 15.54% to 14.33% and the maximum from 17.54% to 16.33%. The award percentages for the new award period, reflecting awards which participants may earn if the targets are met, remain at the same level as for the prior award period.

    STOCK OPTIONS. In its role of administering Fleetwood's 1992 Stock-Based Incentive Compensation Plan, the Committee grants non-qualified stock option awards from time to time, usually once per year, to key officers and managers with the greatest degree of potential influence on Fleetwood's strategic direction. In addition, smaller awards have also been made to a broader group of operational managers who also have a meaningful impact on Fleetwood's returns. Awards in both categories were made by the Committee during the past fiscal year.

    COMPENSATION OF FLEETWOOD'S CHIEF EXECUTIVE OFFICER AND PRESIDENT. In 1994, the shareholders approved the Company's Long-Term Incentive Plan and also the Senior Executive Incentive Compensation Plan which provides incentive compensation to Fleetwood's Chief Executive Officer and President on a substantially equivalent basis to Fleetwood's basic incentive compensation program. As a result, payments made under these two performance-based plans continue to be deductible under Internal Revenue code Section 162(m). The Committee continues to have as one of its objectives the policy that, wherever reasonably possible, compensation paid by Fleetwood to its managers, including its senior officers, should be deductible for income tax purposes. All compensation payments made to Fleetwood officers in fiscal 1999 should be fully deductible.

    Mr. Kummer's base salary remained the same as in the previous year, although his incentive compensation level was increased for fiscal 1999. Both the base salary and incentive compensation level of Mr. Potter were increased for the new fiscal year, reflecting his promotion. The stock option awards to Mr. Kummer and Mr. Potter made in the current fiscal year, were similar to those granted to Mr. Crean and Mr. Kummer in past years. All such awards again involved only non-qualified stock options granted at fair market value on the date of grant.

    In light of the significant changes and challenges in the marketplaces in which Fleetwood competes and the Company's continuing strong performance in difficult economic times, the Committee believes that the compensation of Mr. Kummer and Mr. Potter is appropriate.

    Walter F. Beran, Chairman                                       June 9, 1998
    Dr. Douglas M. Lawson
    Thomas A. Fuentes

                           APPROVAL OF AMENDMENTS TO
                  1992 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                               (PROXY ITEM NO. 2)

    On June 9, 1992, the Board of Directors of Fleetwood adopted the Fleetwood Enterprises, Inc. 1992 Non-Employee Director Stock Option Plan (the "Director Plan") authorizing the grant of Awards (as defined therein) aggregating a total of 100,000 shares of Fleetwood common stock. The Director Plan was approved by Fleetwood's shareholders at the 1992 Annual Meeting. Non-employee directors are not eligible to participate in the Fleetwood Enterprises, Inc. 1992 Stock-Based Incentive Compensation Plan.

    On June 9, 1998, the Board of Directors approved amendments to the Director Plan to (i) increase the number of authorized shares to 200,000 and (ii) provide that the annual automatic Award to each non-employee director be increased from 2,000 to 4,000 shares of common stock. Fleetwood believes that increasing the size of the annual grant is appropriate to attract and retain qualified non-employee directors for Fleetwood's Board of Directors. At June 30, 1998, 46,039 shares remained available for grant under the Director Plan. Absent authorization of additional shares, the currently available number of shares under the Director Plan would only be sufficient for automatic grants to the current non-employee directors at the new rate for the current year. No other changes were made to the Director Plan by the Board of Directors. Approval of the amendments to the Director Plan requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting.

    The following is a summary of the material provisions of the Director Plan, giving effect to the amendments.

GENERAL

    The Director Plan provides for the grant ("Award") of stock options ("Options") which are not qualified as incentive stock options under Section 422 of the Code. The maximum number of shares of common stock which may be purchased pursuant to the exercise of Options granted under the Plan may not exceed 200,000 shares in the aggregate, subject to adjustments for stock splits or other adjustments as discussed below under "Capital Changes." The shares available under the Director Plan may either be authorized and unissued shares or shares reacquired by Fleetwood through open market purchases or otherwise. Distribution of shares under the Director Plan will be made only after full compliance with all Federal and state securities laws. If any options granted under the Director Plan expires, terminates or is forfeited before the exercise thereof or the payment in full thereof, the shares covered by the unexercised or unpaid portion will become available for new grants under the Director Plan.

AWARD OF OPTIONS

    Since the Director Plan was approved by the shareholders in 1992, each non-employee director has automatically been awarded Options covering 2,000 shares of Fleetwood common stock on the date of each annual meeting of shareholders. Directors who were appointed in between annual meetings were automatically awarded Options covering the number of shares (exclusive of fractional shares) equal to the product of 2,000 and a fraction, the numerator of which is the number of days from the date of grant to the date of the next scheduled annual meeting and the denominator of which is 365.

    Fleetwood currently has six non-employee directors, Walter F. Beran, Andrew Crean, Dr. James L. Doti, Thomas A. Fuentes, Dr. Douglas M. Lawson, and Thomas
B. Pitcher. If the amendments are approved, each of these individuals and their successors will automatically receive Options covering 4,000 shares of common stock on the date of the annual meeting of shareholders each calendar year they serve as a Fleetwood director.

TERMS AND CONDITIONS OF OPTIONS

    Options granted under the Director Plan will be evidenced by stock option agreements. All Options will be granted at an exercise price equal to the fair market value, as of the date of grant of the Option, of the common stock subject to such Option. Unless earlier exercised or terminated, each Option shall expire and no longer be exercisable ten (10) years after the date of grant.

    EXERCISE OF OPTIONS. Options covering fifty percent (50%) of the shares of common stock subject to an Award will become exercisable six (6) months following the date of grant. Options covering the remaining fifty (50%) percent of such shares shall become exercisable one (1) year following the date of grant. Once exercisable, Options will thereafter remain exercisable until they are exercised or expire. At the time of the exercise of an Option, the purchase price shall be paid in full in cash, or in shares of common stock valued at their fair market value as of the exercise date. No fractional shares will be issued pursuant to the exercise of an Option, nor will any cash payment be made in lieu of fractional shares.

    TERMINATION OF DIRECTOR STATUS. In the event that the holder of Options ceases to be a director of Fleetwood for any reason, all Options not exercisable on or within ninety (90) days after the date of such termination shall expire and not thereafter be exercisable. All Options exercisable on or within ninety
(90) days after such termination shall thereafter be exercisable until the earlier to occur of three (3) years from the date of termination or ten (10) years from the date of the grant of such Option.

    DIVIDEND EQUIVALENTS. Fleetwood will pay to holders of Options granted under the Director Plan an amount for each share of common stock issuable upon exercise of such Options, whether or not exercisable, a "dividend equivalent" equal to the cash or other consideration paid by Fleetwood as a dividend or distribution (other than a dividend or distribution payable in common stock) with respect to its outstanding shares of common stock. Dividend equivalents shall be paid, with respect to any record date for such dividend or distribution occurring on or after the date of grant of any Option to and including the date of exercise or termination of such Option, in the same manner as provided for holders of common stock.

    RIGHTS WITH RESPECT TO COMMON STOCK. No non-employee director who receives an Award under the Director Plan and no beneficiary or other person claiming under or through such individual will have any right, title or interest in or to any shares of common stock subject to any Option unless and until such Option is duly exercised pursuant to the terms of the Director Plan.

    NONTRANSFERABILITY OF OPTIONS. Options or any interest therein may not be assigned, transferred, pledged or hypothecated by a participant in the Plan, except by will or by the laws of descent and distribution. The transfer by a participant to a trust created by the participant for the benefit of the participant or the participant's family which is revocable at any and all times during the participant's lifetime by the participant and as to which the participant is the sole trustee during his or her lifetime, will not be deemed to be a transfer for purposes of the Director Plan.

AMENDMENT AND TERMINATION OF THE PLAN

    The Director Plan may be amended, suspended or terminated by the Board of Directors at any time, except that the Board of Directors may not: (i) alter, terminate or impair in any manner which is materially adverse to a participant any Award previously granted; (ii) change the nondiscretionary manner in which Awards are made; (iii) change more than once, in any six-month period, provisions of the Director Plan dealing with the amount of any Award, the purchase price of the common stock which is the subject of any Award, the timing of the grant of any Award, or the exercisability features of Awards; or (iv) unless approved by the shareholders of Fleetwood, increase the maximum number of shares issuable pursuant to Awards under the Director Plan. Questions or interpretation of any provision of the Director Plan shall be resolved by competent legal counsel selected by the Chief Executive Officer of Fleetwood.

CAPITAL CHANGES

    In the event any change, such as a stock split or payment of a stock dividend, is made in Fleetwood's capitalization which results in an exchange of common stock for a greater or lesser number of shares without receipt of consideration by Fleetwood, appropriate and proportionate adjustment may be made in the number and kind of shares or other securities subject to then outstanding Options, and the purchase or exercise price or each share of common stock subject to an outstanding Option. In addition, upon the occurrence of a change in control of Fleetwood (as defined in the Director Plan), any outstanding Options not theretofore exercisable will immediately become exercisable in their entirety, notwithstanding any of the other provisions of the Director Plan. Any adjustments under the Director Plan will be made by the Board of Directors, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive.

FEDERAL INCOME TAX ASPECTS

    The grant of an Option under the Director Plan generally will not result in Federal taxable income to the Participant. When an Option is exercised, the participant generally will recognize ordinary compensation income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant generally will recognize ordinary income for Federal income tax purposes equal to the amount of dividend equivalents paid to the participant for the participant's taxable year in which such amounts are paid. Fleetwood generally will be entitled to a Federal income tax deduction equal to the amount of ordinary income recognized by the participant with respect to the exercise of an Option or the payment of dividend equivalents for Fleetwood's taxable year during or within which ends the taxable year of the participant in which such ordinary income is recognized.

REQUIRED VOTE FOR APPROVAL OF THE AMENDMENTS

    The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the amendments to the Director Plan. Your Board of Directors recommends a vote FOR approval of the amendments to the Director Plan. All proxies will be voted to approve the amendments unless a contrary vote is indicated on the enclosed proxy card.

                                    AUDITORS

    The firm of Arthur Andersen LLP has served as Fleetwood's independent public accountants since 1955. Such firm has again been selected to act in such capacity for the current fiscal year. A representative of Arthur Andersen LLP will be present at the Annual Meeting, at which time he or she will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

                                 ANNUAL REPORTS

    Fleetwood's Annual Report for the fiscal year ended April 26, 1998, including audited financial statements, is being mailed to shareholders along with the proxy materials. In addition, Fleetwood files an Annual Report on Form 10-K with the Securities and Exchange Commission. SHAREHOLDERS MAY OBTAIN A COPY OF THE FORM 10-K ANNUAL REPORT, INCLUDING FINANCIAL STATEMENTS, WITHOUT CHARGE, BY WRITING THE SECRETARY AT THE ADDRESS LISTED ABOVE.

                    OTHER BUSINESS AND DIRECTOR NOMINATIONS

    At the time of the preparation of this Proxy Statement, Fleetwood's Board of Directors had not been informed of any other matters which would be presented for action at the Annual Meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting in accordance with their best judgment.

    Fleetwood's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Secretary must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting if such disclosure occurs less than 70 days prior to the date of such annual meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of common stock represented, and (c) any material interest of the shareholder in such business.

    Fleetwood's Bylaws also require that the Secretary receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 70 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of common stock represented, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement, and (c) a consent to serve as director signed by such nominee.

                           1999 SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 1999 Annual Meeting must be received by Fleetwood on or before March 23, 1999 if they are to be considered for inclusion in the Proxy Statement. Such proposals should be addressed to the Secretary.

                                          By Order of the Board of Directors,

                                                    [LOGO]

                                          William H. Lear
                                          Secretary

Dated: July 21, 1998